Exhibit 99.1
FOR IMMEDIATE RELEASE:
TRUEBLUE REPORTS 2011 SECOND QUARTER RESULTS
TACOMA, WA. – Jul 27, 2011—TrueBlue, Inc. (NYSE:TBI) today reported revenue for the second quarter of 2011 of $320 million, an increase of 12 percent, compared to revenue of $285 million for the second quarter of 2010. Net income for the quarter was $8.5 million, or $0.20 per diluted share, compared to net income of $ 7.9 million, or $0.18 per diluted share, for the second quarter of 2010.

“Operating income grew 30 percent this quarter on continued demand for our services across most of the industry groups we serve,” said TrueBlue CEO Steve Cooper. "We are pleased with our solid performance and expect revenue growth to accelerate in the third quarter.”

From the beginning of the second quarter through July 27, 2011, the company purchased 1.16 million shares of its outstanding common stock for approximately $16 million resulting in approximately $5 million remaining under its existing share purchase program. On July 25, 2011, TrueBlue's Board of Directors approved a new program to purchase an additional $75 million of its outstanding common stock.

For the third quarter of 2011, TrueBlue estimates revenue in the range of $360 million to $370 million and net income per diluted share for the quarter of $0.27 to $0.32.

Management will discuss second quarter 2011 results on a conference call at 2 p.m. (PT), today, Wednesday, July 27, 2011. The conference call can be accessed on TrueBlue's web site: www.TrueBlueInc.com.
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2010, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, aviation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.TrueBlueInc.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the year ended Dec. 31, 2010.  Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2011	2010	2011	2010
Revenue from services	$320,179	$284,804	$594,478	$524,655
Cost of services	234,847	208,974	439,115	387,700
Gross profit	85,332	75,830	155,363	136,955
Selling, general and administrative expenses	67,677	61,269	132,837	122,484
Depreciation and amortization	3,862	3,919	7,784	8,014
Income from operations	13,793	10,642	14,742	6,457
Interest and other income, net	166	190	474	518
Income before tax expense	13,959	10,832	15,216	6,975
Income tax expense	5,411	2,911	5,903	1,314
Net income	$8,548	$7,921	$9,313	$5,661
Net income per common share:
Basic	$0.20	$0.18	$0.21	$0.13
Diluted	$0.20	$0.18	$0.21	$0.13
Weighted average shares outstanding:
Basic	43,367	43,223	43,413	43,160
Diluted	43,674	43,502	43,784	43,439

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	July 1,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$142,019	$163,153
Accounts receivable, net	143,016	108,692
Other current assets	21,444	21,655
Total current assets	306,479	293,500
Property and equipment, net	51,192	53,958
Restricted cash and investments	122,781	120,067
Other assets, net	79,927	78,941
Total assets	$560,379	$546,466
Liabilities and shareholders’ equity
Current liabilities	$99,154	$85,923
Long-term liabilities	148,165	147,836
Total liabilities	247,319	233,759
Shareholders’ equity	313,060	312,707
Total liabilities and shareholders’ equity	$560,379	$546,466

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	26 Weeks Ended	26 Weeks Ended
	July 1,	June 25,
	2011	2010
Cash flows from operating activities:
Net income	$9,313	$5,661
Adjustments to reconcile net income to net cash:
Depreciation and amortization	7,784	8,014
Provision for doubtful accounts	2,125	4,328
Stock-based compensation	4,097	3,915
Deferred income taxes	1,991	2,782
Other operating activities	(485)	63
Changes in operating assets and liabilities:
Accounts receivable	(36,449)	(14,904)
Income taxes	1,019	(2,450)
Other assets	(1,845)	312
Accounts payable and other accrued expenses	8,881	(406)
Accrued wages and benefits	6,115	5,514
Workers' compensation claims reserve	(1,299)	(2,511)
Other liabilities	(112)	167
Net cash provided by operating activities	1,135	10,485

Cash flows from investing activities:
Capital expenditures	(3,678)	(2,457)
Change in restricted cash and cash equivalents	70,265	9,548
Purchases of restricted investments	(78,279)	—
Maturities of restricted investments	5,300	—
Other	(2,800)	29
Net cash (used in) provided by investing activities	(9,192)	7,120

Cash flows used in financing activities:
Purchases and retirement of common stock	(12,871)	—
Net proceeds from sale of stock through options and employee benefit plans	616	536
Commom stock repurchases for taxes upon vesting of restricted stock	(1,611)	(1,360)
Payments on debt	(206)	(186)
Other	691	61
Net cash used in financing activities	(13,381)	(949)
Effect of exchange rates on cash	304	(106)
Net change in cash and cash equivalents	(21,134)	16,550
CASH AND CASH EQUIVALENTS, beginning of year	163,153	124,377
CASH AND CASH EQUIVALENTS, end of year	$142,019	$140,927